Exhibit 10.9

Management Compensation-Cash Bonus Pool (CBP).

A CBP will be calculated annually. The calculation will be comprised of:

•	22.5% of Calendar Year Underwriting Profit; plus

•	12.5% of the investment income on the float generated by underwriting operations.

The CBP will be subject to a minimum value of 50% of total earned annual salaries in the respective year and a maximum value of 300% of the earned annual salaries in the respective year.

The CBP will be subject to the following terms and conditions:

•	In regard to the underwriting profit component of the CBP:

•	There will be no claw backs or roll forwards of underwriting losses.

•	The minimum underwriting result contribution in any year is zero.

•	In regard to the investment income component of the CBP:

•	The interest rate used will be the actual investment return as generated by Third Point LLC on the Third Point Re funds managed by Third Point LLC.

•	The interest rate used cannot be negative.

•	There will be no compound interest on the float generated by underwriting operations.

•	Investment income on the Company’s surplus will not be included in this calculation.

•	Management share compensation expense will not be included in the CBP calculation.

•	Income from Deposit Accounting contracts less interest credited will be considered investment income.

•	Income from the fees generated by The Cat Fund will included in the Underwriting Profit Calculation.

The Chairman and CEO of the company will make individual cash bonus recommendations to the Compensation Committee of the Board of Directors for approval by the Board of Directors.

Definitions to be included:

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Calendar Year Experience-Simplistically, the matching of all losses incurred (not necessarily occurring) within a given twelve-month period, usually beginning on January 1, with all premium earned within the same period of time. Incurred losses will include the change in IBNR. Losses incurred are equal to the sum of losses paid, plus the outstanding loss reserves at the end of the year, lest the outstanding loss reserves at the beginning of the year. Once calculated for a given period, calendar year experience never changes.